EXHIBIT 99.1

Contact:
Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(704) 948-2617

Orthofix International Names
Timothy M. Adams as
Chief Financial Officer

HUNTERSVILLE, N.C., Nov. 6, 2007—Orthofix International N.V. (NASDAQ: OFIX) announced today that Timothy M. Adams has been appointed as the company’s Chief Financial Officer effective as of November 19, 2007.

Mr. Adams joins Orthofix after three years as the Chief Financial Officer for Cytyc Corp., a global medical device and diagnostics company which was acquired last month by Hologic, Inc.  In his capacity with Cytyc, Mr. Adams was the lead financial executive during several acquisitions made by the company which were valued at more than $750 million in total.  Additionally, he negotiated a $345 million bank credit facility, as well as a new long term contract with Cytyc’s largest commercial customer.

Previously, Mr. Adams served as the Chief Financial Officer for Modus Media International, Inc., a global supply chain management company.  While there, he finalized the refinancing of $120 million of the company’s debt, and also held a lead role during the negotiation and due diligence processes that resulted in the sale of Modus Media to CMGI.  Additionally, Mr. Adams served as Chief Financial Officer with Digex, Inc., where he led a successful $1.1 billion follow on equity offering and also managed the due diligence process that resulted in the sale of a controlling interest in Digex to MCI.

Orthofix’s CEO, Alan Milinazzo, stated, “with his extensive background in managing global corporate financial operations, and his experience with capital market transactions as well as mergers and acquisition in the medical device industry, we believe Tim’s financial leadership will strengthen our ability to execute our corporate strategies.  Additionally, his established relationship with the investment community will be a valuable asset as we continue to communicate our strategies, expectations and financial results.”

Tom Hein, who has served as Orthofix’s CFO for the last eight years, will remain with the Company as Executive Vice President of Finance and continue to play a leadership role within the financial and accounting functions, assisting with the transition and the execution of the Company’s strategic objectives.

About Orthofix International, N.V.

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies including Kendall Healthcare.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

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